Wizzard Establishes Record Date for Spin-Off Stock Dividend of Future Healthcare of America

One-for-one spin-off stock dividend to be distributed to Wizzard stockholders as of the Record Date of September 5th, 2012

PITTSBURGH, PA – August 21, 2012 - Wizzard Software Corporation (NYSE MKT: WZE) today announced that its Board of Directors has established a September 5, 2012, record date for the previously announced spin-off of the shares of its wholly-owned subsidiary, Future Healthcare of America (FHA).  The dividend will be payable to Wizzard stockholders as of the close of business (Eastern time) on the record date, in the ratio of one FHA share for each share of Wizzard common stock held as of the record date.

About Wizzard Software:

Wizzard Software (NYSE MKT: WZE) provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2011, the Wizzard Media Network received well over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Windows Media Center, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates

Art Batson

407-478-1120